Exhibit 99.1

CONTACT:	Lewis Goldberg / Jeffrey Goldberger KCSA Worldwide (212) 896-1216 / 212-896-1249 lgoldberg@kcsa.com / jgoldberger@kcsa.com

U.S. SHIPPING PARTNERS L.P. SUBSIDIARY CLOSES $500 MILLION JOINT
VENTURE TRANSACTION WITH AFFILIATES OF THE BLACKSTONE GROUP TO
CONSTRUCT NEW TANKERS

U.S. Shipping Partners completes additional $527.5 million financing, led by significant debt and equity commitments from Zimmer Lucas Partners

General Dynamics NASSCO to Build 9 New Tankers, One of the Largest Ever
Commercial Tanker Construction Projects in the United States

NEW YORK, August 7, 2006 — U.S. Shipping Partners L.P. (NYSE: USS), announced that it has closed on a $500 million joint venture financing, with U.S. Shipping Partners and affiliates of The Blackstone Group and other investors. U.S. Shipping Partners provided junior equity and affiliates of The Blackstone Group and other investors provided senior equity and debt to construct new deep water petroleum tankers for the domestic energy market. In a separate transaction, U.S. Shipping Partners has raised approximately $527.5 million in committed financing, to fund its capital program, including the refinancing of existing debt, providing funds for the construction of the previously ordered articulated tug barges (ATBs) and providing for U.S. Shipping Partners’ investment in the joint venture. Zimmer Lucas Partners and Alerian Capital Management co-led the equity private placement. The refinancing was arranged and managed by Lehman Brothers, Inc. and CIBC World Markets. Sterling Investment Partners, a leading investor in U.S. Shipping Partners and its general partner, assisted U.S. Shipping Partners in negotiating and structuring the transaction.

        USS Product Carriers was created to finance the construction of, and own and operate, nine 49,000 deadweight ton (dwt) double-hull refined petroleum product tankers. The company has entered into a contract with General Dynamics NASSCO, a wholly owned subsidiary of General Dynamics, for construction of the nine tankers, with the option to construct five additional tankers. Delivery of the first tanker is planned for the second quarter of 2009, with subsequent tankers, delivered every six to eight months. These vessels will be among the largest and most technically advanced sailing in U.S. waters.

        Affiliates of The Blackstone Group and other investors have committed an aggregate of $105 million of equity financing and $325 million of debt financing to, and own an aggregate 60 percent interest in, a joint venture formed to construct at least the first five vessels. U.S. Shipping Partners committed $70 million of equity financing and owns a 40 percent equity interest in the joint venture.

        “We entered into this project to further strengthen our relationship with our customers — primarily major oil and gas companies — and expand our role as a strategic and integral part of the domestic energy infrastructure,” said Paul Gridley, chairman and chief executive officer of U.S. Shipping Partners. “The U.S. domestic energy market has been impacted by a series of events that have increased the need for new, reliable delivery sources of energy products. U.S. Shipping Partners is committed to meeting this need.”

        The construction of the new tankers represents one of the largest orders ever in the United States for double-hull tanker vessels. The tankers that are being constructed will be eligible to trade under the auspices of the Jones Act, which mandates that all cargo shipped between U.S. ports must be carried on U.S.-built and flagged vessels.

        Mr. Gridley continued, “Our industry is facing significantly shrinking capacity issues due to a confluence of three major factors: the regulatory environment has mandated that the U.S.‘s aging single-hull fleet be replaced by 2015; the growing domestic demand for energy has increased the need for a reliable delivery system for petroleum products; and the lack of pipelines in certain areas of the western and southern United States has increased the need for water-borne transportation. By committing to the construction of these new tanker vessels with NASSCO, we are positioning U.S. Shipping Partners to take a leading position in this marketplace.”

        U.S. Shipping Partners plans to employ the tankers under long-term time charters, which typically run three-to-10 years in length. We are currently in discussions with several major oil and gas companies to charter the capacity in the U.S. Jones Act market, based on these companies’ continued emphasis on chartering new high-quality tonnage and the shortage of shipyard capacity to build tankers in the United States.

        “Upon completion of the construction of these new double-hull tankers, we will more than double our capacity. The new ships will be an integral component to one of the most flexible and technologically advanced chemical and refined petroleum product fleets in the United States,” Mr. Gridley concluded. “The configuration of these vessels will allow them to carry a wide range of refined petroleum products and chemicals and will permit easy transition between different grades of product. In addition, these new tankers will be extremely fuel efficient, resulting in significant fuel cost savings relative to older units.”

Components of the $527.5 million refinancing included:

  The issuance of approximately $77.5 million of privately placed common and class B partnership units
  The issuance of $100 million of 13% Senior Secured Notes due 2014
  Amending and restating our existing credit facility to provide us with $350 million, of which $250 million will be drawn at closing, $60 million will be available for drawing as term loans over the next year and $40 million will be available on a revolving credit basis

       U.S. Shipping Partners will be available to answer questions on this transaction during our quarterly earnings conference call scheduled for today, August 7, 2006, at 4 p.m. The dial-in for this call is (866) 831-6224, passcode 65089921. You may also access the live webcast of the call on our website, www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.